Exhibit 99.1
LAND O’LAKES, INC.
News Release
For more information, contact:

Jeanne Forbis	651-481-2071
David Karpinski	651-481-2360
Land O’Lakes Reports Increase in First-Quarter Net Earnings
$83 million in Net Earnings, $2.9 billion in Net Sales
May 7, 2009 (Arden Hills, Minn.) ... Land O’Lakes, Inc. officials today reported first-quarter 2009 net earnings of $82.7 million, up 35 percent from the first quarter of 2008 ($61.3 million). Net sales for the quarter were $2.9 billion, down from $3.3 billion for the same quarter one year ago.
Land O’Lakes President and Chief Executive Officer Chris Policinski said the company’s first-quarter results reflect the strength and diversity of Land O’Lakes core businesses, as well as the strength and stability of the company’s balance sheet.
Policinski noted, however, that a combination of soft commodity markets and the impact of economic uncertainty on consumer and producer purchasing decisions continues to present challenges in most of the company’s businesses. In response, he said, the company has intensified its focus on cost control, risk management and product mix adjustment. He also indicated brand strength and long-standing customer relationships provide important advantages in dealing with current economic conditions.
“There are, no doubt, some challenging times ahead, shaped by economic uncertainty and volatile commodity markets,” Policinski said. “However, Land O’Lakes is well positioned to meet those challenges and to help our members and customers manage through them as well.”
For the quarter, the company reported Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $112.8 million, compared with $109.3 million for the first quarter of 2008. The company also reports EBITDA on a normalized basis, excluding the effects of unrealized gains and losses from commodity exchange contracts, asset sales, impairments, legal settlements, debt extinguishment costs and other special items. Normalized EBITDA for the quarter was $115.8 million, compared with $135.5 million in the first quarter of 2008. Despite the current market turbulence, the company remains cautiously optimistic regarding its performance over the remainder of the year, and increased its guidance for 2009 full-year Normalized EBITDA from $345 million to $350 million.
Company officials also indicated the balance sheet remained strong, with an improved Long-term Debt-to-Capital ratio (34.0 percent as of March 31, 2009, versus 35.0 percent on March 31, 2008); total equity of $1.03 billion (versus $1.07 billion one year ago); and good liquidity ($169 million in cash-on-hand and unused borrowing authority). Total debt, including short-term debt used mainly for working capital purposes, was $1.15 billion as of March 31, 2009, compared to $1.10 billion at March 31, 2008.
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Land O’Lakes Page 2 of 3
Earlier this week, the company announced a $175-million increase in its revolving credit facility, bringing the total capacity on that facility to $400 million. The enhanced capacity will be used to provide incremental liquidity for seasonal working capital needs. The terms and conditions of the existing revolver were largely unchanged except for pricing, which was increased to be consistent with current market conditions. The transaction was significantly oversubscribed.
Dairy Foods
The company reported a pretax loss of $17.9 million in Dairy Foods for the quarter, compared with a pretax loss of $5.1 million in the first quarter of 2008. Dollar sales, at $753 million for the quarter, were down from $1.05 billion for the first quarter of 2008, due primarily to a combination of lower commodity prices and a consumer shift toward a lower-priced product mix. Company officials noted that Retail Branded Butter volume was down 10 percent, while Private Label Butter was up 12 percent. The company’s Retail Cheese volumes were up 1 percent, Spreads were down 8 percent, Dairy Solutions (Foodservice and Ingredient Solutions) volume was up 11 percent, led by the government and school segments, Industrial Cheese was up 4 percent and whey was up 17 percent.
Feed
Land O’Lakes reported $5.3 million in pretax earnings in Feed for the quarter, down from $9.4 million for the first quarter of 2008. Feed sales for the quarter totaled $894 million, down from $942 million one year ago. Company officials cited market conditions and economic stress, particularly in the livestock and dairy markets, among the factors affecting 2009 performance, as producers reduced volumes and shifted from fully formulated branded feeds to lower value feeds.
From a volume perspective, Livestock feed volume was down 14 percent versus one year ago, Lifestyle feed was up 2 percent, Milk Replacers were up 5 percent and Feed Ingredients were flat versus one year ago.
Layers/Shell Eggs
Slumping markets had a negative impact on earnings in the company’s Layers/Eggs business (conducted through its MoArk LLC subsidiary), with average shell egg prices for the quarter of $1.16/dozen, down 28 percent from the previous year ($1.62/dozen). First-quarter pretax earnings in Layers/Eggs were $11.2 million, versus $32.3 million for the first quarter of 2008. Dollar sales for the quarter were $138 million, compared with $181 million for the first quarter of 2008. While overall shell egg volume was flat with one year ago, economic conditions were reflected in the product mix, with non-branded shell egg volume up 2 percent and branded and specialty egg volume down 6 percent.
Seed
The Seed business reported very strong sales and earnings, with sales of $775 million and pretax earnings of $86.5 million, up from $627 million and $43.0 million, respectively, for the first quarter of 2008. Contributing factors were strong early-year seed shipments and solid per-unit margins. In terms of volume, Soybeans were up 4 percent, Corn was down 3 percent and Alfalfa was down 11 percent — with the company outpacing the overall Seed industry in all three segments.
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Land O’Lakes — Page 3 of 3
Agronomy — Crop Protection Products
The Agronomy business, made up primarily of crop protection products, reported a $7.8-million pretax loss for the first quarter (historically a slow quarter for this business), versus a $9.2-million pretax loss one year ago. Crop protection product sales for the quarter were $408 million, down from $487 million for the first quarter of 2008. Notably, the majority of crop protection product sales historically occur in the second and third quarters.
Conference Call
The national food and agricultural cooperative will discuss its first quarter results in a conference call scheduled for noon, Central Daylight Time, May 7, 2009. The dial-in numbers are USA — 1-800-895-0198; International — 1-785-424-1053. The Conference ID is LANDOLAKES. A replay of the conference call will be available through May 14, 2009, at USA — 1-800-695-0671; International — 1-402-220-1397. Additional materials will be available on the company’s website (www.landolakesinc.com) for an extended period of time.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of $12 billion. Land O’Lakes is a Fortune 250 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
Note: Attachments follow
CAUTIONARY STATEMENT
This release contains forward-looking statements which can be identified by the use of forward-looking terminology such as “may,” “should,” or “anticipates” or the negatives thereof. Such statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. For a list of risk factors that may materially impact future results, please refer to the Company’s most recent SEC filings which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com). The Company undertakes no obligation to update the forward-looking information contained in this release.

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,490	$30,820
Receivables, net	1,445,692	1,104,261
Inventories	1,227,786	1,083,978
Prepaid assets	222,862	1,101,005
Other current assets	90,658	123,504

Total current assets	3,020,488	3,443,568

Investments	301,526	314,487
Property, plant and equipment, net	672,794	658,261
Goodwill, net	277,383	277,176
Other intangibles, net	118,999	120,982
Other assets	165,388	166,838

Total assets	$4,556,578	$4,981,312

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$617,551	$409,370
Current portion of long-term debt	2,568	2,864
Accounts payable	1,062,973	1,175,995
Customer advances	421,634	1,045,705
Accrued liabilities	449,313	423,494
Patronage refunds and other member equities payable	60,118	37,751

Total current liabilities	2,614,157	3,095,179

Long-term debt	531,800	531,955
Employee benefits and other liabilities	379,304	358,404
Commitments and contingencies
Equities:
Capital stock	1,597	1,611
Member equities	970,293	947,141
Accumulated other comprehensive loss	(151,609)	(150,277)
Retained earnings	196,740	178,377

Total Land O’Lakes, Inc. equity	1,017,021	976,852
Noncontrolling interests	14,296	18,922

Total equities	1,031,317	995,774

Total liabilities and equities	$4,556,578	$4,981,312

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$2,947,314	$3,256,999
Cost of sales	2,687,270	3,006,292

Gross profit	260,044	250,707

Selling, general and administrative	163,273	167,579
Restructuring and impairment charges	297	53
Earnings from operations	96,474	83,075

Interest expense, net	13,198	17,135
Other (income) expense, net	(2,387)	12
Equity in losses (earnings) of affiliated companies	7,164	(4,102)

Earnings before income taxes	78,499	70,030
Income tax (benefit) expense	(1,225)	6,922

Net earnings	79,724	63,108
Less: net (loss) earnings attributable to noncontrolling interests	(2,966)	1,825

Net earnings attributable to Land O’Lakes, Inc.	$82,690	$61,283

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net earnings attributable to Land O’Lakes, Inc.	$82,690	$61,283
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	21,095	22,146
Amortization of deferred financing costs	601	525
Bad debt (recovery) expense	(944)	986
Proceeds from patronage revolvement received	119	1,560
Non-cash patronage income	(225)	(1,331)
Deferred income tax benefit	(2,819)	(14,631)
Increase in other assets	(1,279)	(948)
Increase in other liabilities	8,806	5,725
Restructuring and impairment charges	297	53
(Gain) loss on sale of investments	(2,210)	12
Gain on foreign currency exchange contracts on sale of investment	(177)	—
Equity in losses (earnings) of affiliated companies	7,164	(4,102)
Dividends from investments in affiliated companies	5,258	5,448
Net (loss) earnings attributable to noncontrolling interests	(2,966)	1,825
Other	(3,449)	(194)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(352,074)	(450,627)
Inventories	(143,808)	(112,649)
Prepaids and other current assets	918,017	354,880
Accounts payable	(112,173)	205,268
Customer advances	(624,071)	(429,128)
Accrued liabilities	43,299	91,283

Net cash used by operating activities	(158,849)	(262,616)

Cash flows from investing activities:
Additions to property, plant and equipment	(36,925)	(24,316)
Acquisitions, net of cash acquired	—	(6,419)
Investments in affiliates	(415)	(50,835)
Distributions from investments in affiliated companies	—	4,448
Proceeds from sale of investments	5,568	49
Proceeds from foreign currency exchange contracts on sale of investment	518	—
Proceeds from sale of property, plant and equipment	842	66
Insurance proceeds for replacement assets	4,415	—
Change in notes receivable	262	(6,038)
Other	248	(476)

Net cash used by investing activities	(25,487)	(83,521)

Cash flows from financing activities:
Increase in short-term debt	208,181	341,931
Proceeds from issuance of long-term debt	10	666
Principal payments on long-term debt and capital lease obligations	(656)	(12,693)
Payments for redemption of member equities	(18,853)	(22,161)
Other	(1,676)	(36)

Net cash provided by financing activities	187,006	307,707

Net increase (decrease) in cash and cash equivalents	2,670	(38,430)

Cash and cash equivalents at beginning of the period	30,820	116,839

Cash and cash equivalents at end of the period	$33,490	$78,409

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2009	2008	2009
Earnings before income taxes	$78,499	$70,030	$198,725
Interest expense, net	13,198	17,135	59,295
Depreciation	19,762	19,199	79,028
Amortization	1,333	2,947	11,730

Total EBITDA	112,792	109,311	348,778

Noncontrolling interests	2,900	(1,865)	(11,363)
Unrealized hedging loss	2,161	27,941	26,470
Gain on insurance settlement	—	—	(10,638)
(Gain) loss on sale of investments	(2,387)	12	(14,048)
Restructuring and impairments	297	53	3,137
Environmental reserve	—	—	8,900

Normalized EBITDA	$115,763	$135,452	$351,236